EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Laser Photonics Corporation

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price (1)			Fee Rate	Amount of Registration Fee (3)
Fees to be Paid	Equity	Common Stock	457	(o)		$			$17,250,000	(2)	$0.0000927	$1,599.08

	Equity	Shares of common stock issuable upon exercise of Rep. Warrants(4)	457	(g)					$1,080,000			$100.12
Fees previously paid	Equity	Common Stock	457	(o)	-		$-		$18,690,000		$0.0000927	$1,699.20

	Total Offering Amounts							$				$1,699.20
	Total Fees Previously Paid							$				$1,699.20
	Net Fee Due											$0

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)	Includes 450,000 shares which may be issued upon exercise of a 45-day over-allotment option granted to the underwriters.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(o) under the Securities Act.

(4)

Pursuant to Rule 457(g) under the Securities Act, the registration fee is determined pursuant to the price at which a share subject to the Representative’s Warrants may be exercised, which is $6.00 (120% of the public offering price per share). The proposed maximum aggregate offering price of the Representative’s Warrants is $1,080,000, which is equal to approximately 120% of $900,000 (6.0% of $15,000,000, representing the aggregate offering price subject to this registration statement (excluding the additional shares that the underwriters have the option to purchase)).